3187338

FILED
in the Office of the Secretary of State
of the State of California

JAN 16 2009

ARTICLES OF INCORPORATION

I

The name of this corporation is ______ CK Vineyards Inc. ______________

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **General Corporation Law** of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

Name ___Dennis Cullen______________________________

Address __29345 Via Norte______________________________

City _Temecula______________ State **CALIFORNIA** Zip __92591_____

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000,000 __________.

Dennis N Cullen

Dennis Cullen, Incorporator

(C) 909-225-6168

DCULLEN150@AOL.COM

If an individual is designated as the initial agent for service of process, include the agent's business or residential street address in California (a P.O. Box address is not acceptable). If another corporation is designated as the initial agent for service of process, do not include the address of the designated corporation.